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                  FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT



     THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Amendment"), dated as of December 15, 1995, is by and between Star Cable Associates ("Seller") and Telecable Associates, Inc. ("Buyer").


                                   RECITALS:

     A. Seller and Buyer entered into that certain Asset Purchase Agreement (the "Purchase Agreement") dated August 28, 1995. Unless otherwise defined herein, terms used herein with initial capital letters shall have the meaning set forth in the Purchase Agreement.

     B. At the Closing, Seller shall not have satisfied certain covenants and Closing conditions, specifically (i) the condition to Buyer's obligations to close set forth in Section 7.1(b) of the Purchase Agreement as such section relates to covenants of Seller set forth in Section 6.4 of the Purchase Agreement, (ii) Closing conditions set forth in Sections 7.1(h) and 7.1(j) of the Purchase Agreement, and (iii) certain Closing deliveries required of Seller under Section 8.2(b) of the Purchase Agreement (all such unsatisfied covenants and conditions set forth as (i) and (ii) being, the "Requirements"; provided, however, that "Requirements" shall not include obligations with respect to Non-Disturbance Agreements referenced in Buyer's November 22, 1995 letter to Seller regarding Title Defects (the "Non-Disturbance Agreements")).

     C. Seller and Buyer now desire, pursuant to Section 11.5 of the Purchase Agreement, to amend the Purchase Agreement to address the matters set forth in Recital B.

     NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE 1

                                   Amendments

     Section 1.1 The following definitions, together with terms defined in the Recitals to and elsewhere in this Amendment, are added to the definitions contained in Article 1 of the Purchase Agreement:
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     "Subject Leased Property" means the parcels of Leased Property listed as numbers 1 through 17 on Exhibit 2.1 (b) to the Purchase Agreement.

     "Subject Leased Property Subscribers" means the number of Subscribers served on November 30, 1995 by a headend located on a particular Subject Leased Property for which all Requirements have been satisfied.

     "Total Subscriber Population" means the total number of subscribers served by headends located on all parcels of the Subject Leased Property as shown on Seller's most recent billing report prior to Closing.

     "Holdback" means $500,000.

     "Holdback Disbursement Amount" means the Holdback multiplied by the quotient of the Subject Leased Property Subscribers for the applicable disbursement divided by the Total Subscriber Population. For example, if the Total Subscriber Population is 30,000 and, at the time of disbursement of the Holdback the Requirements are satisfied as to three Subject Leased Properties on which headends serving collectively 15,000 Subject Leased Property Subscribers are located, the Holdback Disbursement Amount would be $250,000. The Holdback Disbursement Amounts are incremental and not duplicative. Accordingly, given the foregoing example, if at the next payment date, the Requirements are satisfied as to two more Subject Leased Properties on which headends serving collectively 6,000 Subject Leased Property Subscribers are located, the Holdback Disbursement Amount at the time of disbursement would be $100,000 (not $350,000).

     Section 1.2 Holdback. Notwithstanding any provision in the Purchase Agreement to the contrary, at the Closing, Buyer shall withhold from the payment of the Purchase Price the Holdback. On January 31, 1996, February 29, 1996, and March 22, 1996, Seller shall be entitled to and Buyer shall pay to Seller the Holdback Disbursement Amount, if any, to the extent the Requirements with respect to particular Subject Leased Property have been satisfied in accordance with the provisions of the Purchase Agreement so long as all documentation Buyer reasonably requires to make a determination regarding satisfaction of the Requirements have been delivered to Buyer five business days in advance of each such date. Any portion of the Holdback to which Seller is not entitled on or before March 22, 1996, shall remain the property of Buyer with no further obligations of payment thereof to Seller. Retention by Buyer of the remaining Holdback shall not relieve Seller of its obligations to satisfy the Requirements, and failure to do so shall be subject to Seller's indemnification obligations under the Purchase Agreement.



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                Section 1.3     Indemnification by Seller.  Section 10.1 of the
         Purchase Agreement is hereby amended to add subsections (g) and (h) immediately following the existing Section 10.1 (f):

                        (g) failure of Seller to obtain consents designated as material in Exhibit 5.3 of the Purchase Agreement (including the completion of all requirements to which a consent may be subject); and

                        (h) failure of Seller to deliver vehicle titles to vehicles listed as item numbers 1, 2, and 3 on page 43 of
         Attachment 2.1(a)(i) to the Purchase Agreement, specifically a 1990 Chevrolet G20 Van, a 1992 Ford E150 Van, and a 1992 Ford Explorer XLT.

                Section 1.4    Time and Manner of Certain Claims.  Section
         10.5 of the Purchase Agreement is deleted in its entirety and replaced with the following:

                        Section 10.5 Time and Manner of Certain Claims. The representations and warranties of Buyer and Seller in this Agreement and any Transaction Document shall survive Closing for a period of two years, except (i) those stated in Section
                5.9 (Tax Matters), which shall survive Closing for six months beyond the expiration of all statutory periods of limitations applicable to claims for which Buyer or Seller could incur any liability if the representations and warranties stated therein were not true and accurate, (ii) those stated in Section 5.12 (Legal Compliance), which shall survive Closing for one year beyond the expiration of all statutory periods of limitations applicable to claims for which Buyer or Seller could incur any liability if the representations and warranties stated therein were not true and accurate, (iii) those stated in Section 5.16 (Environmental Matters), which shall survive Closing for a period of fifteen years, and (iv) those stated in Section 5.4 (Assets), which shall survive Closing indefinitely (the "Survival Periods"). Neither party shall have any liability under paragraphs 10.1(a) or 10.2(a), respectively, unless a claim for Losses for which indemnification is sought thereunder is asserted by the party seeking indemnification by written notice to the party from whom indemnification is sought within the respective Survival Periods and, in the case of claims for indemnification by Buyer (other than claims for indemnification by Buyer under Sections 10.1(g) and (h) of this Agreement), unless and to the extent that the amount of such claimed Losses exceeds an aggregate amount of $50,000. Notwithstanding anything to the contrary contained herein, Buyer shall not be entitled to recover more than the amount of the Purchase Price,

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                as adjusted by the Adjustment Amount, if any, for all Losses for which indemnification is sought under this Agreement, absent fraud or willful misconduct on Seller's part.


                                   ARTICLE 2

                                  Ratification

     The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Purchase Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Purchase Agreement are ratified and confirmed and shall continue in full force and effect. Seller and Buyer agree that the Purchase Agreement as amended hereby shall continue to be legal, valid, binding and enforceable in accordance with its terms.


                                   ARTICLE 3

                                   Covenants

         Section 3.1 Seller. Seller covenants to use its best efforts, and to continue to use its best efforts following the Closing (as defined in the Purchase Agreement), to:

              (a) cause the Requirements to be satisfied as soon as possible;

              (b)      obtain the Non-Disturbance Agreements;

              (c) take all action necessary to obtain consents designated as material in Exhibit 5.3 of the Purchase Agreement (including the completion of all requirements to which a consent may be subject); and

              (d) take all action necessary to obtain appropriate title documentation to the vehicles described in Section 1.3 of this Amendment so as to be able to transfer title to such vehicles pursuant to Buyer's instructions.

         Section 3.2 Buyer. Buyer shall update its November 22, 1995 letter to Seller regarding Title Defects as soon as reasonably possible (and no later than 15 days) after Buyer has received revised Surveys and Title Commitments for all parcels of the Subject Leased Property.


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                                   ARTICLE 4

                                 Miscellaneous

     Section 4.1 Reference to Agreement. The Purchase Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or thereof, are hereby amended so that any reference to the Purchase Agreement shall mean a reference to the Purchase Agreement as amended hereby.

     Section 4.2 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

     Section 4.3 APPLICABLE LAW. THE VALIDITY, PERFORMANCE AND ENFORCEMENT OF THIS AMENDMENT, UNLESS EXPRESSLY PROVIDED TO THE CONTRARY, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

     Section 4.4 Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns.

     Section 4.5 Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. Telecopies of signatures shall be binding and effective as originals.

     Section 4.6 ENTIRE AGREEMENT. The Purchase Agreement, as amended by this Amendment, and all other instruments, documents and agreements executed and delivered in connection with the Purchase Agreement and this Amendment embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the Purchase Agreement and this Amendment, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent or oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.


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         This Amendment is executed and delivered on the date set forth on the first page of this Amendment.

                                   Seller:

                                   STAR CABLE ASSOCIATES


                                   By:      STAR CABLE MANAGEMENT, INC. general
                                            partner


                                   By:            RICHARD W. TALARNO
                                      --------------------------------------
                                      Name:       RICHARD W. TALARNO
                                            --------------------------------
                                      Title:  EXECUTIVE VICE PRESIDENT - CFO
                                            --------------------------------


                                   Buyer:

                                   TELECABLE ASSOCIATES, INC., a Texas
                                   corporation

                                   By:         FRED R. NICHOLS
                                      --------------------------------
                                         Fred R. Nichols, President


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